OFFICER’S CERTIFICATE
INTERTAPE POLYMER GROUP INC.

TO:

Autorité des marchés financiers, as principal regulator

RE:

Abridgement of time in accordance with section 2.20 of Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer (“Regulation 54-101”)

The undersigned, Victor DiTommaso, a duly-appointed officer of Intertape Polymer Group Inc. (the “Corporation”), hereby certifies for and on behalf of the Corporation, and not in his personal capacity, that the Corporation:

(a)

has arranged to have proxy-related materials for the annual and special meeting of the shareholders of the Corporation to be held on June 29, 2009 sent in compliance with Regulation 54-101 to all beneficial owners of shares of the Corporation at least 21 days before the date fixed for the meeting;

(b)

has arranged to carry out all the requirements of Regulation 54-101 in addition to those described in paragraph (a) above; and

(c)

is relying upon section 2.20 of Regulation 54-101.

DATED this 3rd day of June, 2009.

INTERTAPE POLYMER GROUP INC.

per:

(signed) Victor DiTommaso

Chief Financial Officer

ORLDOCS 11523248 1